Exhibit 99.1

BioTime Announces Fourth Quarter and Fiscal Year End 2013 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--March 17, 2014--BioTime, Inc. (NYSE MKT: BTX), today reported financial results for the fourth quarter and year ended December 31, 2013 and highlighted its fourth quarter and recent corporate accomplishments.

Fourth Quarter and Recent Highlighted Corporate Accomplishments

  BioTime’s subsidiary Asterias Biotherapeutics, Inc. completed the acquisition of stem cell assets from Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.
  BioTime conducted a clinical safety study of Renevia™, a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications, at The Stem Center in Palma de Mallorca, Spain. Examinations of the subjects after they received Renevia™ injections showed that Renevia™ was well tolerated by all subjects with no serious adverse events or subject withdrawals.
  BioTime commenced the development of two new products based on our HyStem® technology platform. The new products are unique formulations utilizing some of the same cGMP components used in Renevia™. The first of these new products is ReGlyde™, a cross-linked thiol-modified hyaluronan hydrogel for the management and protection of tendon injuries following surgical repair of the digital flexor or extensor tendons of the hand. The second new product, Premvia™, is a HyStem® hydrogel formulation of cross-linked thiol-modified hyaluronan and thiol-modified gelatin for the management of wounds including partial and full-thickness wounds, ulcers, tunneled/undermined wounds, surgical wounds, and burns.
  BioTime’s subsidiary OncoCyte Corporation entered into a Sponsored Research Agreement and a Material Transfer Agreement with The Wistar Institute to collaboratively develop lung cancer diagnostic products. OncoCyte scientists will analyze blood samples obtained from patients in a Wistar clinical study to determine levels of tumor-associated proteins found in the blood samples. The data obtained from the samples received from Wistar's ongoing multi-center study may allow OncoCyte to more rapidly develop a diagnostic test for lung cancer to be marketed in the U.S. and other countries.
  BioTime consolidated its research products business into a new ESI BIO division and a new ESI BIO branding program. The ESI BIO brand and US-based operating division will now be BioTime’s primary developer, manufacturer and distributor of a growing portfolio of stem cell based research products.

Financial Results

Revenue

For the quarter ended December 31, 2013, on a consolidated basis, total revenue was $1.9 million, up $0.7 million from $1.2 million for the same period one year ago. The increase in fourth quarter revenue is primarily attributable to the accelerated amortization of the license fees from our license agreement with Summit which was terminated in 2013.

For the full year 2013, total revenue, on a consolidated basis, was $4.4 million, up $0.5 million from $3.9 million in 2012. The increase in annual revenue is primarily due to the same factors that contributed to the increase in fourth quarter revenues. License revenue included subscription and advertising revenues from LifeMap Sciences’ online database GeneCards® and accounted for approximately $1.3 million and $0.8 million of total revenue as of December 31, 2013 and 2012, respectively.

Expenses

Operating expenses for the three months ended December 31, 2013 were $13.5 million, compared to expenses of $8.1 million for the same period of 2012. The increase in operating expenses is primarily attributable to an increase in staffing, and the expansion of research and development efforts, including additional expenses in the Renevia™ clinical safety trial program, the development of OpRegen® by BioTime’s subsidiary Cell Cure Neurosciences, Ltd for the treatment of dry age related macular degeneration, and the increased staffing and operations of Asterias in connection with the Geron stem cell asset acquisition. In addition, during the fourth quarter, Asterias recognized $17.5 million of non-cash in-process research and development (IPR&D) expense in connection with the consummation of its acquisition of assets from Geron. IPR&D represents the value allocated by management to incomplete research and development projects which Asterias acquired from Geron and intends to continue. In accordance with applicable accounting rules, that value was expensed rather than capitalized for future amortization because the acquisition was accounted for an acquisition of assets rather than an acquisition of a business.

Operating expenses for the full year ended December 31, 2013 were $42.2 million, compared to $28.5 million for the full year ended December 31, 2012. The increase in operating expenses is primarily related to an increase in staffing, the expansion of research and development efforts, and transaction legal expenses. In addition, BioTime recognized $17.5 million of non-cash IPR&D expense in connection with Asterias’ acquisition of Geron’s stem cell assets, as discussed above.

Net Loss

Net loss attributable to BioTime for the three months ended December 31, 2013 was $19.6 million or $0.35 per share, compared to a net loss of $6.0 million or $0.12 per share for the same period in 2012. Net loss attributable to BioTime for the full year ended December 31, 2013 was $43.9 million or $0.81 per share, compared to a net loss of $21.4 million or $0.44 per share for the full year ended December 31, 2012. Net loss for both the three months and the full year ended December 31, 2013 includes the $17.5 million of non-cash IPR&D expense described above and $3.3 deferred income tax benefit. Net losses attributable to BioTime include losses from BioTime majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Balance Sheet and Subsequent Financing Events

Cash and cash equivalents, on a consolidated basis, totaled $5.5 million as of December 31, 2013, compared with $4.3 million as of December 31, 2012.

Since January 1, 2014, BioTime and certain of its subsidiaries raised approximately $8.6 million of additional equity capital through the sale of BioTime common shares in “at-the-market” transactions through Cantor Fitzgerald & Co. (“Cantor”), as sales agent. In addition, on March 4, 2014, BioTime raised $3.5 million of equity capital through the sale of 70,000 shares of a newly authorized Series A Convertible Preferred Stock to private investors.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is a new subsidiary which has acquired the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.
  Cell Cure Neurosciences Ltd. (“Cell Cure Neurosciences”) is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  LifeMap Sciences, Inc. (“LifeMap Sciences”) markets, sells and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database.
  ES Cell International Pte Ltd., a Singapore private limited company, developed clinical and research grade hES cell lines and plans to market those cell lines and other BioTime research products in over-seas markets as part of BioTime’s ESI BIO Division.
  BioTime Asia, Limited, a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,495,478	$4,349,967
Inventory	178,694	55,316
Prepaid expenses and other current assets	2,275,798	2,774,196
Total current assets	7,949,970	7,179,479

Equipment, net	2,997,733	1,348,554
Deferred license and consulting fees	444,833	669,326
Deposits	129,129	64,442
Intangible assets, net	46,208,085	20,486,792
TOTAL ASSETS	$57,729,750	$29,748,593

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,722,624	$3,989,962
Deferred license and subscription revenue, current portion	235,276	400,870
Total current liabilities	6,957,900	4,390,832

LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	-	768,678
Deferred rent, net of current portion	35,997	57,214
Deferred tax liability, net	8,277,548	-
Other long term liabilities	195,984	237,496
Total long-term liabilities	8,509,529	1,063,388

Commitments and contingencies

EQUITY
Preferred Shares, no par value, authorized 2,000,000 and 1,000,000 shares respectively, as of December 31, 2013 and 2012; none issued	-	-
Common shares, no par value, authorized 125,000,000 and 75,000,000 shares respectively as of December 31, 2013 and 2012; 67,412,139 issued and 56,714,424 outstanding as of December 31, 2013 and 51,183,318 issued and 49,383,209 outstanding at December 31, 2012	203,456,401	119,821,243
Contributed capital	93,972	93,972
Accumulated other comprehensive income/(loss)	62,899	(59,570)
Accumulated deficit	(145,778,547)	(101,895,712)
Treasury stock at cost: 10,697,715 and 1,800,109 shares at December 31, 2013 and 2012, respectively	(43,033,957)	(8,375,397)
Total shareholders' equity	14,800,768	9,584,536
Noncontrolling interest	27,461,553	14,709,837
Total equity	42,262,321	24,294,373
TOTAL LIABILITIES AND EQUITY	$57,729,750	29,748,593

BIOTIME, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended (unaudited)		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

REVENUES:
License fees	$1,123,331	$350,477	$2,218,174	$899,998
Royalties from product sales	75,270	133,878	366,775	541,681
Grant income	632,103	704,372	1,573,329	2,222,458
Sale of research products	61,781	33,810	276,058	251,190
Total revenues	1,892,485	1,222,537	4,434,336	3,915,327

Cost of sales	(222,422)	(160,355)	(792,659)	(434,271)

Total revenues, net	1,670,063	1,062,182	3,641,677	3,481,056

EXPENSES:
Research and development	(9,220,014)	(4,793,278)	(26,609,423)	(18,116,688)
Acquired in-process research and development	(17,458,766)	-	(17,458,766)	-
General and administrative	(4,284,726)	(3,327,238)	(15,558,674)	(10,365,045)
Total expenses	(30,963,506)	(8,120,516)	(59,626,863)	(28,481,733)
Loss from operations	(29,293,443)	(7,058,334)	(55,985,186)	(25,000,677)
OTHER INCOME/(EXPENSES):
Interest (expense)/income, net	(2,611)	2,062	(578)	19,383
Gain/(loss) on sale of fixed assets	-	(93,811)	5,120	(6,856)
Other income/(expense), net	(39,665)	(1,859)	(209,177)	(317,710)
Total other income/(expenses), net	(42,276)	(93,608)	(204,635)	(305,183)
LOSS BEFORE INCOME TAX BENEFIT	(29,335,719)	(7,151,942)	(56,189,821)	(25,305,860)

Deferred income tax benefit	3,280,695	-	3,280,695	-

NET LOSS	(26,055,024)	(7,151,942)	(52,909,126)	(25,305,860)

Net loss attributable to the noncontrolling interest	6,442,710	1,116,988	9,026,291	3,880,157

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(19,612,314)	$(6,034,954)	$(43,882,835)	$(21,425,703)

Foreign currency translation gain/(loss)	(64,841)	137,814	119,469	63,179
Unrealized gain on available-for-sale securities, net	-	-	3,000	-

COMPREHENSIVE NET LOSS (2)	$(19,677,155)	$(5,897,140)	$(43,760,366)	$(21,362,524)

BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.35)	$(0.12)	$(0.81)	$(0.44)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	56,245,189	49,263,968	54,226,219	49,213,687
(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation loss of $64,841 and gain of $119,469 for the three and twelve months ended December 31, 2013, respectively and translation gain of $137,814 and $63,179 for the same periods in the prior year, respectively arise entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Lesley Stolz, PhD, 510-521-3390, ext 367
Executive Vice President, Corporate Development
lstolz@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com